UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2008 (December 1, 2008)

Commission file number: 0-22773

NETSOL TECHNOLOGIES, INC.
(Exact name of small business issuer as specified in its charter)

NEVADA	95-4627685
(State or other Jurisdiction of	(I.R.S. Employer NO.)
Incorporation or Organization)

23901 Calabasas Road, Suite 2072, Calabasas, CA 91302
(Address of principal executive offices) (Zip Code)

(818) 222-9195 / (818) 222-9197
(Issuer's telephone/facsimile numbers, including area code)

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 1, 2008, NetSol Technologies, Inc. issued a press release announcing the appointment of Mr. Dan Lee, age 47, as the Chief Financial Officer of the Company as of December 15, 2008. Prior to joining NetSol, Mr. Lee served as the chief financial officer of Levanta, Inc., a Linux-based enterprise software company, from 2001 to 2008. Ms. Gilger had previously submitted her resignation however will continue her role as Chief Financial Officer until the arrival of Mr. Lee to help ensure and assist a flawless transition.

In connection with the appointment of Mr. Lee, the Company and Mr. Lee anticipate entering into an at-will employment agreement whereby the terms of Mr. Lee’s employment will be articulated. A copy of the same will be filed with the SEC once materialized. As a sign on bonus, Mr. Lee received 20,000 shares of restricted stock of the Company. Mr. Lee’s salary will be $200,000 per annum; 250,000 stock options with the exercise price determined the same as the closing price on the date of hire to vest quarterly for two (2) years; Mr. Lee is also eligible to participate in the Company’s bonus plan whereby he will earn a bonus based on certain milestones to be established for him by the Company for his performance during fiscal year 2009.

There are no relationships or related transactions between the Company and Mr. Lee that would be required to be reported under Item 404(a) of Regulation S-K.

The information in this report shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document field under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Exhibits

99.1	News Release dated December 1, 2008.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NETSOL TECHNOLOGIES, INC.

Date: December 1, 2008	/s/ Najeeb Ghauri
NAJEEB GHAURI
Chief Executive Officer

Date: December 1, 2008	/s/ Tina Gilger
TINA GILGER
Chief Financial Officer